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                                                                     EXHIBIT 2.4

                               AGREEMENT OF SALE

    This AGREEMENT OF SALE is made and entered into this 11th day of August, 1997, by and between THE BARCHESTER CORPORATION (the "Seller"), a Connecticut corporation having its principal office at 1000 Walker Street, Holly Hill, Florida 32117, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (the "Purchaser"), a Michigan limited partnership having its principal office at 31700 Middlebelt, Suite 145, Farmington Hills, Michigan 48334, or its designee or assignee.

                                R E C I T A L S:

         A. Seller is the owner of parcels of real property (collectively, the "Land"): (i) located in the City of Holly Hill Volusia County, Florida, containing 402 manufactured home sites on approximately 59.8 acres, commonly known as Holly Forest Estates, as more fully described in Exhibit "A-1" attached hereto and made a part hereof; and (ii) located in the City of Daytona Beach, Volusia County, Florida containing 100 manufactured home sites on approximately 12.6 acres, commonly known as Elmwood Mobile Home Park, as more fully described in Exhibit "A-2" attached hereto and made a part hereof. The Land, together in each case with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land, excluding manufactured or mobile homes and movable accessions thereto (collectively the "Improvements").

         B. Seller is the owner of the personal property (collectively the "Personal Property") described in Exhibit "B" attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements.

         C. The Land, the Improvements, and the Personal Property, together with all of Seller's right, title and interest in and to all transferable licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Project". Individually, the Project located in Holly Hill, Florida is sometime referred to herein as the "Holly Forest Project" and the Project located in Daytona Beach, Florida is sometime referred to herein as the "Elmwood Project."

         D. Seller desires to sell the Project to Purchaser, and Purchaser desires to purchase the Project from Seller, all upon the terms and subject to the conditions hereinafter set forth.


    NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and the purchase monies to be paid by Purchaser to Seller, IT IS HEREBY AGREED:

         1. AGREEMENT TO SELL.

            1.1 Seller hereby agrees to sell the Project to Purchaser, and Purchaser hereby

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    agrees to purchase the Project from Seller, in accordance with the terms and subject to the conditions hereinafter set forth.

         2. PURCHASE PRICE AND PAYMENT THEREOF.

            2.1 The aggregate purchase price (the "Purchase Price") for the Project is the sum of Eleven Million Five Hundred Thousand and 00/100 Dollars ($11,500,000.00). The Purchase Price, adjusted as provided in this Agreement, shall be payable by Purchaser to Seller on the Closing Date (as herein defined) by certified or cashier's check or wire transfer of immediately available funds to the agent or institution designated by Seller.

            2.2 The Purchase Price shall be allocated among the Land, Improvements and Personal Property in accordance with the schedule attached hereto as Exhibit "C" and made a part hereof by this reference.

         3. PERMITTED EXCEPTIONS.

            3.1 The Project shall be sold and conveyed to Purchaser subject only to the following matters (the "Permitted Exceptions"):

                (a) Those liens, encumbrances, easements and other matters set forth on Schedule B-2 of the Commitment to be delivered pursuant to Section
    4.1 hereof which the Purchaser does not designate as Title Defects pursuant to Section 5.1 hereof;

                (b) The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases or other written agreements, to the extent set forth and described in the current Rent Roll (the "Rent Roll") attached hereto as Exhibit "D", as the same shall be updated to the Closing Date; and

                (c) All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Closing Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided.

         4. EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.

            4.1 Within ten (10) days after the date hereof, Seller shall furnish Purchaser with a commitment (the "Commitment") for an A L.T.A. Form B Owner's Policy of Title Insurance, without standard exceptions, issued by American Pioneer Title Insurance Company, or a nationally recognized title insurance company reasonably acceptable to Purchaser (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment, in the amount of the Purchase Price, and showing marketable and insurable title in the Seller subject only to: (a) the Permitted
    Exceptions; and (b) such other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the Closing, and which the Seller has the right to remove and does remove prior to Closing (the "Removable Liens"). At
    Closing, the Seller shall cause to be provided to Purchaser, at Seller's expense, a policy of title insurance issued pursuant to the Commitment, insuring the interest in the Project being acquired by Purchaser without the "standard exceptions", other than taxes for the year of Closing which are not yet due and which should be prorated at Closing, and containing such additional endorsements as Purchaser shall reasonably request.


            4.2 Seller shall furnish Purchaser with a current survey (the "Survey") of the


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    Project prepared by a licensed surveyor or engineer approved by Purchaser, certified to the Purchaser, and the Title Company, using the form attached as Exhibit "D" hereto by 5 p.m. EDT on August 21, 1997. The Survey shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all improvements which are described as part of the Project other than sidewalks located thereon, all boundaries, courses and dimensions, easements and rights of way (including any recording references), and visible utility lines and connections. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following: (i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of the Project, or any portion thereof, on any adjacent property, or (iii) any violation by any portion of the Project of any recorded building lines, restrictive covenants or easements affecting the Project. Seller shall also deliver to Purchaser, along with the Survey, a detailed site plan for the Holly Forest Project and for the Elmwood Project showing internal site boundaries and the location of streets, and construction plans for phases 3, 4 and 6 of the Holly Forest Project showing, inter alia, the location of underground utilities.


            4.3 Prior to the Closing Date, the Seller shall deliver to Purchaser Uniform Commercial Code financing statement and tax lien searches with respect to the Seller from the State of Florida and the County of Volusia, Florida, which are the State and County of Seller's principal office, dated within ten (10) days prior to the Closing, showing no security interests, pledges, liens, claims or encumbrances in or affecting the Personal Property, except for Removable Liens.

         5. TITLE OBJECTIONS.

            5.1 If the Commitment or Survey discloses exceptions, other than Removable Liens, which are not acceptable to Purchaser, in its sole discretion, Purchaser shall notify Seller in writing of the exceptions to which Purchaser objects (the "Title Defects"). Purchaser shall notify Seller of the Title Defects within seven (7) days after receipt of the last of (a) the Commitment, (b) the Survey, and (c) copies of the documents listed in the Commitment as exceptions, other than Removable Liens. Title Defects shall not include Removable Liens. Seller agrees to use its best efforts to cure any such Title Defects. If Purchaser does not make timely objection to a Commitment or Survey exception prior to the expiration of the Investigation Period, such exception shall become a Permitted Exception. If Seller fails to endorse the Commitment to remove a Title Defect that is not a Permitted Exception within the time permitted, Purchaser shall have the right to (a) terminate this Agreement based on such failure; or (b) extend for up to ninety (90) days the period for Seller to cure such Title Defects, and if such Title Defects are not deleted during the extended period, Purchaser may then exercise its rights under subparagraph (a) above. If Purchaser terminates this Agreement based solely on Title Defects objected to during the time permitted in this paragraph 5.1, which Seller fails to cure within the time permitted, Purchaser shall be entitled to return of the Deposit, along with any accrued interest thereon.

         6. INFORMATION AND ACCESS TO PROJECT.

            6.1 Seller has provided to Purchaser all that information listed on Exhibit "E", attached hereto. Purchaser shall have until the 5:00 p.m.
    EDT on Wednesday, August 20, 1997 to confirm receipt of the information listed on Exhibit "E" and to provide Seller with a list of all other information Purchaser may require. Seller shall provide such information, in Seller's possession, within five (5) days of Seller's receipt of notice by Purchaser.




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            6.2 At all reasonable times from and after the date hereof, Seller shall afford Purchaser and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project; provided, however, if Purchaser or its representatives enter upon the Project pursuant to the terms hereof, Purchaser agrees to indemnify and hold Seller harmless from all damage caused to any person or the Project as a result of such entry and the negligent acts or omissions of Purchaser or its representatives. Any general disclaimer of liability herein shall not constitute a discharge of Purchaser's liability for damage or injury in accordance with this paragraph.

            6.3 Purchaser shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the Seller and its operations at the Project for the calendar years ended December 31, 1994, December 31, 1995 and December 31, 1996, and for the period from January 1, 1997 through the calendar month preceding the Closing Date, and Seller shall cooperate and assist it all respects with the preparation of the audited financial statements. Seller shall furnish to Purchaser and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC.
    Purchaser shall not be entitled to base termination of this Agreement on any information found in such audit unless such information is discovered during the Investigation Period and notice of such information is delivered by Purchaser to Seller during the Investigation Period. Any such audit shall not delay the Closing of this transaction. Seller also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements. The providing or obtaining of such representation letter shall not be a condition precedent to Closing and shall not delay the Closing herein.

            6.4 The Seller shall furnish to Purchaser, at its sole cost and expense, within seven (7) days after the date hereof, a "Phase 1" environmental audit (the "Environmental Audit") of the Project, including the Land and Improvements, addressed to the Purchaser, conducted by EnviroAssessemnts, Inc., reflecting that the Project is free of and does not contain any Hazardous Materials, and otherwise in form and content acceptable to Purchaser, in its sole discretion. If the Environmental Audit discloses any condition which requires further review or investigation, the Purchaser may request that a "Phase 2" environmental audit of the Project in form and content acceptable to the Purchaser, in its sole discretion, be performed. Such request shall be made to Seller in writing within five (5) business days from Purchaser's receipt of the Phase 1 audit. The cost of the Phase 2 environmental audit, if requested by Purchaser, shall be borne equally by Seller and Purchaser if this transaction is closed or if the transaction fails to close because of Purchaser's default. Otherwise, the cost shall be borne by Seller. If Purchaser requires a Phase 2 environmental audit, Purchaser shall have the right to terminate this Agreement based on environmental conditions disclosed and/or curative action recommended by the Phase 2 environmental audit by giving notice of termination in writing to Seller within five (5) business days after receipt of the Phase 2 environmental audit, in which case Purchaser shall be entitled to a full refund of the Deposit and any interest earned thereon. If a Phase 2 environmental audit is obtained, the Closing Date shall be extended for fifteen (15) days from the completion of the Phase 2 environmental audit to provide Purchaser with sufficient time to receive, review and approve the Phase 2 environmental audit. If a Phase 2 environmental audit cannot be obtained within thirty (30) days of the expiration of the Investigation Period, Seller shall have the right to terminate this Agreement.






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         7. ASSIGNMENT OF LEASES, PROJECT CONTRACTS AND INTANGIBLES.

            7.1 Seller shall assign to Purchaser on the Closing Date all of Seller's rights in the tenant leasehold interests as described in the Prospectus for each respective Project, said Prospectus as acknowledged by each of the tenants (the "Tenant Leasehold Interests") and the lease for the single family home located on Lot 99 in the Elmwood Project (the "Elmwood Lease"). Seller shall indemnify, defend and hold harmless Purchaser from and against any loss or damage suffered by Purchaser as the result of any breach of the lessor's obligations under the Tenant Leasehold Interests or the Elmwood Lease which has occurred or shall have occurred prior to the Closing Date. Purchaser shall indemnify, defend and hold harmless Seller from and against any loss or damage suffered by Seller as the result of any breach of the lessor's obligations under the Tenant Leasehold Interests or the Elmwood Lease which occurs subsequent to the Closing Date.


            7.2 All Project Contracts which Purchaser, in its sole discretion, has elected to accept shall be assigned by Seller to Purchaser on the Closing Date. Purchaser shall notify Seller prior to the expiration of the Investigation Period of those Project Contracts which Purchaser will not assume. Any contract which Purchaser fails to inform Seller that it will not assume prior to the expiration of the Investigation Period shall be assigned to Purchaser on the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser from and against any loss or damage suffered by Purchaser as a result of any breach of Seller's obligations under the Project Contracts which occurred prior to the Closing Date, whether or not Purchaser has elected to take an assignment of the Project Contract, or as a result of the Seller's termination of any Project Contract which is not assigned to Purchaser. Purchaser shall indemnify, defend and hold harmless Seller from and against any loss or damage suffered by Seller as a result of any breach of Purchaser's obligations under the Project Contracts assigned to Purchaser at its request which may occur subsequent to the Closing Date.

            7.3 On the Closing Date, Seller shall assign to Purchaser all of its right, title and interest in and to: (a) all licenses, permits and franchises then held by Seller for the Project which may be lawfully assigned and which may be necessary or desirable, in Purchaser's opinion, to operate the Project; (b) warranties and guarantees, if any, from manufacturers, suppliers, or installers pertaining to the project; (c) the names "Holly Forest Estates" and "Elmwood Mobile Home Park" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Project; (e) all architectural drawings, plans and specifications and other documents in Seller's possession relating to the development of the Project; and (g) all business, operating and maintenance records, reports, notices, and other information concerning the Project. Seller shall have the right, during regular business hours, of access to and the right to copy all business, operating and maintenance records, reports, notices and other information concerning the Project.

         8. ADJUSTMENTS AND PRORATIONS.

            8.1 The following adjustments and prorations shall be made at the Closing between Seller and Purchaser computed to, but not including, the Closing Date.

                (a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project on or prior to the Closing Date, and all special assessments levied prior to the Closing Date shall be paid by Seller. All current real estate taxes


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    and personal property taxes levied against any portion of the Project shall be prorated and adjusted between the parties in accordance with local custom and practice in Volusia County, Florida, as mutually agreed to by Seller and Purchaser and shall be paid by Seller or Purchaser, as the case may be. If the tax bills for the year of Closing have not been issued by the Closing Date, Seller and Purchaser agree to use 105% of the amount of the taxes for the year immediately preceding the Closing for the purpose of computing the prorations under this Section 7.1(a).



                (b) The amount of all unpaid water and other utility bills, and of all other expenses incurred with respect to the Project, relating to the period prior to the Closing Date, shall be paid by Seller.


                (c) Charges under Project Contracts which are assigned to Purchaser at Purchaser's request shall be paid by Seller, to the extent attributable to the period prior to the Closing Date, and shall be paid by Purchaser, to the extent attributable to the period after the Closing Date, and all charges due under Project Contracts not assigned to Purchaser shall be paid by Seller.


                (d) All rental and other revenues collected by the Seller up to the Closing Date which are allocable to the period subsequent to the Closing Date shall be paid by Seller to Purchaser. To the extent Purchaser collects, within ninety (90) days after the Closing, any rental or revenues allocable to the period prior to the Closing Date, the Purchaser shall pay the same to Seller; provided, however, Purchaser is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leasehold Interests, the Elmwood Lease or otherwise. Purchaser shall have no obligation to remit to Seller any such delinquent rents collected later than ninety (90) days after the Closing. In addition, at Closing, Purchaser shall hold back from the Purchase Price the amount of Three Hundred Sixty-Nine Thousand and 00/100 Dollars ($369,000.00) in order to establish a rent guaranty fund, which will be applied by Purchaser on a monthly basis as follows:



      DATE                                                            AMOUNT
      October 1, 1997 - December 31, 1998               $15,000.00 per month
      January 1, 1999 - December 31, 1999                $9,000.00 per month
      January 1, 2000 - December 31, 2000                $3,000.00 per month

    The rent guaranty fund shall be the absolute and unequivocal property of Purchaser, and neither Seller, its creditors, its successors or assigns shall have any interest in such fund.

                (e) Seller shall pay documentary stamp tax on the deed transfer ring the real property and shall pay any transfer taxes on transfer of tangible property customarily borne by sellers.




            8.2 If within the six (6) months after the closing either Seller or Purchaser discovers any inaccuracies or errors in the prorations or adjustments done at Closing, Purchaser or Seller shall notify the other party of such inaccuracy or error, and Seller and Purchaser shall take all action and pay all sums necessary so that the said prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date.





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         9. SELLER'S WARRANTIES.

            9.1 The Seller represents and warrants to the Purchaser as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Purchaser in connection herewith.




                (a) True, correct and complete copies of the Prospectus, including all amendments and documents relating thereto, have been or will be delivered to Purchaser pursuant to Section 6.1(a) hereof; the Rent Roll attached hereto as Exhibit "F", as updated to the Closing Date, is and will be an accurate and complete rent roll describing each of Tenant Leasehold Interests and the Elmwood Lease, including the name of the tenant, the home site occupied by the tenant, monthly rent, delinquencies in rent, deposits paid and any prepaid rent or credits due any tenant; except as set forth in the Rent Roll, no tenant is in default and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the lessor has performed all of its obligations under the Prospectus, the Tenant Leasehold Interests and the Elmwood Lease; and neither the Prospectus, any Tenant Leasehold Interest nor the Elmwood Lease has been modified nor have any concessions been made with respect thereto.




                (b) Seller has not received any notices of, and Seller has no knowledge of any existing facts or conditions which may result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project, the appurtenances thereto or the maintenance, repair or operation thereof, which will not be cured by the Closing Date, at Seller's expense.

                (c) Seller has not received notice of and has no knowledge of any existing, pending or threatened litigation or condemnation proceedings or other court, administrative or extra-judicial proceedings with respect to or affecting the Project or any part thereof.


                (d) Seller has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. Seller has no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for.

                (e) True and complete copies of all Project Contracts and the Prospectus for the Project, if applicable, and all amendments thereto have been delivered to Purchaser pursuant to Section 6.1 above. All Project Contracts are in full force and effect and not in default; all Project Contracts are listed in Exhibit "G" attached hereto; and except as described in Exhibit "G", there are no Project Contracts in force with respect to the Project which are not subject to cancellation upon not more than thirty (30) days notice without premium or penalty. The Prospectus for the Project, as amended, has been approved in accordance with the requirements of the Florida Mobile Home Act.


                (f) Seller is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens and encumbrances other than the Permitted Exceptions and Removable Liens. The Seller has and will have on the Closing Date the power and authority to sell the Project to Purchaser and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith on behalf of Seller, has or will


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    have due power and authority to so act. On or before the Closing Date, the
    Seller will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of Seller's right, title and interest in and to the Project to Purchaser in the condition herein required, including, without limitation, the provisions of Section 723.071 of the Florida Statutes.

              (g) Since the date on which the Seller commenced doing business at the Project, it has been insured with respect to risks normally insured against, and in amounts adequate to safeguard the Project. Exhibit "H" attached hereto lists all insurance currently maintained for or with respect to the Project, including types of coverage, policy numbers, insurers, premiums, deductibles and limits of coverage.


              (h) Neither this Agreement nor anything provided to be done herein by Seller, including, without limitation, the conveyance of all of the Seller's right, title and interest in and to the Project as herein contemplated, violates or will violate the Seller's governing documents or any contract, agreement or instrument to which the Seller is a party or bound and which affects the Project.

              (i) Seller has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Closing Date, and if any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or Seller prior to the Closing Date and a lien is filed against the Project as a result of furnishing such materials and/or labor, Seller will indemnify Purchaser and discharge the lien or exonerate the Project therefrom.

              (j) All utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each home site in sufficient quantities to adequately service the Project at full occupancy; and to the Seller's knowledge, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service. No utility lines lie under any home or improvement in the Project.

              (k) All construction in connection with the Elmwood Project, subsequent to 1985, and the Holly Forest Project, subsequent to 1989 and specifically Phases 3, 4 and 6, was performed in conformity with all regulations, laws and ordinances applicable at the time the Project was constructed, all Permitted Exceptions, and all development orders and other requirements imposed by governmental authorities. To the best of Seller's knowledge, the Elmwood Project, prior to 1985, and the Holly Forest Project, prior to 1989, were constructed in conformity with all regulations, laws and ordinances applicable at the time. To the Seller's knowledge: (i) there are no existing maintenance problems with respect to mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads; (ii) all such systems are in good working condition and are suitable for the operation of the Project; and (iii) there are no structural or physical defects in and to the Project, and there are no conditions currently existing on, in, under or around property adjacent to or surrounding the Project, which materially adversely affect, or could materially adversely affect, the Project or the operation thereof.

              (l) The sole employee of the Seller with respect to the Project is Ronald L. Glass. Attached hereto as Exhibit "I" is the job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided this employee. This employee is terminable at will.


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              (m) The Holly Forest Project consists of 402 manufactured home sites, located on approximately 59.8 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "J-1" attached hereto and made a part hereof. As of the date hereof, zero (0) manufactured home sites within the Holly Forest Project are vacant, and for the calendar years 1994 and 1995, the average occupancy rates at the Project were more than 99%. The Elmwood Project consists of 100 manufactured home sites, located on approximately 12.6 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "J-2" attached hereto and made a part hereof. As of the date hereof, zero (0) manufactured home sites within the Elmwood Project are vacant, and for the calendar years 1994 and 1995, the average occupancy rates at the Project were more than 99%. All unoccupied manufactured home sites which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Seller's standard form lease and the rules and regulations applicable to the Project.

              (n) To the Seller's knowledge, Exhibit "K" attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which are required to operate, use and maintain the Project as a manufactured home park; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Closing Date shall, to the extent legally assignable or transferable, be transferred or assigned to Purchaser. Seller shall take all steps and execute all applications and instruments reasonably necessary to achieve such transfer or assignment. Purchaser shall pay all transfer fees required, if any.

              (o) Exhibit "B" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project; such Personal Property is in good working condition; and the Seller will not sell, transfer, remove or dispose of any item of Personal Property from the Project on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value.

              (p) Seller has not, and prior to the Closing Date will not have, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project, and to the best of the Seller's knowledge, the Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"), and there are no substances or conditions in or on the Project which may support a claim or cause of action under any of the Environmental Laws. The Seller has no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and Seller has not received any notice that the Project is in violation of the Environmental Laws.

              (q) Seller has furnished or will furnish to Purchaser within five
    (5) days of the complete execution hereof operating statements from 9/1/95 to 7/28/97 (the "Operating Statements"). The Operating Statements furnished and to be furnished are true, correct and complete in all respects, present fairly and accurately the financial position of the Seller and the operation of the Project as at such dates and the results of its operations and earnings for the periods indicated thereon. Seller shall furnish to Purchaser within five (5) days of the complete execution hereof financial statements for The Barchester Corporation for the 12 month periods ending December 31, 1994; December 31, 1995; and December 31, 1996 (the "Financial Statements").



              (r) Seller has delivered to Purchaser true, correct and complete copies of the information and material referenced in Section 6.1 hereof. Nothing contained in this Agreement, the Exhibits attached hereto or the information and material delivered or to be delivered to Purchaser pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

           9.2 The provisions of Section 9.1 and all representations and warranties contained therein shall be true as of the Closing Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Project to Purchaser. The investigation by Purchaser and its employees, agents and representatives, of the financial, physical and other aspects of the Project shall not negate or diminish the representations and warranties contained herein, except that, if Purchaser, its employees, agents or representatives, obtain actual knowledge of any information during the investigation which is contrary to any of Seller's representations or warranties herein, Seller's representations and warranties as to that information shall be waived and shall not be relied upon by Purchaser.



         10. CONDITIONS.

           10.1 Purchaser's obligation to consummate the purchase of the Project is expressly conditioned upon the following, each of which constitutes a condition precedent to Purchaser's obligation to close, if not performed by or before the Closing Date (unless a different time for performance is expressly provided herein), shall permit Purchaser, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to Seller, whereupon the Deposit shall be returned immediately to Purchaser, and neither the Seller nor the Purchaser shall have any further obligations hereunder to the other (provided that Purchaser shall have the right to waive any one or all of said conditions).



              (a) On the Closing Date, title to the Project shall be in the condition required herein, and the Title Company shall be in a position to issue the requisite policy of title insurance pursuant to the Commitment.



              (b) Seller's representations, warranties and agreements contained herein are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.

              (c) From and after the date hereof to the Closing Date there shall have been no material adverse change in or to the Project or the business conducted thereon.



              (d) Seller shall have complied with Section 723.071 of the Florida Statutes and provided Purchaser with reasonable evidence of such compliance, including, without limitation, certified copies of all notices of sale furnished to the Project's homeowners association, and the Seller shall have executed and recorded an Affidavit of Compliance pursuant to
    Section 723.072 of the Florida Statutes. Issuance of the Policy without the exception for tenants' right to purchase under Section 723.071 shall constitute conclusive proof of compliance for the purposes of this subparagraph.

                (e) There shall have been no change in the environmental condition of the Project subsequent to the completion of a Phase 1 environmental audit with no request for a Phase 2 environmental audit, or completion of a Phase 2 environmental audit and any curative action pursuant thereto.

         11. PERIOD FOR INVESTIGATION.


             11.1 Commencing on the date hereof, the Purchaser shall have a period of thirty (30) days (the "Investigation Period") to inspect and investigate all aspects of the Project, including, without limitation, the physical condition of the Project, all items of income and expense arising from Seller's ownership and operation of the Project, and all documents relating thereto. In the event Seller has failed to deliver or make available to Purchaser the information and material required by Section 6.1, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items. At any time prior to the expiration of the Investigation Period, as the same may have been extended pursuant to the provisions of this Section 11.1, and for any reason whatsoever, Purchaser may, at its option and in its sole and absolute discretion, terminate this Agreement.

             11.2 Purchaser shall notify Seller in writing prior to the expiration of the Investigation Period, as the same may be extended, that it has elected to terminate this Agreement as provided in Section 11.1 above (the "Termination Notice"). If Purchaser does not deliver the Termination Notice to Seller prior to the expiration of the Investigation Period, as the same may be extended, Purchaser, without further action, shall be deemed to have waived its right to terminate this Agreement.



         12. OPERATION OF PROJECT.

             12.1 From and after the date hereof to the Closing Date, Seller shall: (a) continue to maintain, operate and conduct business at the Project in substantially the same manner as prior to the date hereof; (b) perform all regular and emergency maintenance and repairs with respect to the Project; (c) keep the Project insured against all usual risks and will maintain in effect all insurance policies now maintained on the same;
    (d) not sell, assign or convey any right, title or interest in any part of the Project; and (e) not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; provided, however: (i) Seller may grant or extend occupancy to a tenant for a period not to exceed one year and at a rental rate that is not less than the present rental for such space within the Project; and (ii) Seller shall at or prior to the Closing Date furnish Purchaser with written notice of any new or extended occupancies.

             12.2 The Purchaser shall have the right, but not the obligation, to hire those Seller's employee who worked at the Project, effective as of the Closing Date. Upon the consummation of the transactions contemplated herein, such employee will remain an employee of Seller unless expressly employed by Purchaser, and all accrued compensation and fees due such employee, including any amount payable or that becomes payable as a result of the termination of the employee, and any costs and taxes attributable to such employment, shall be paid by Seller.

         13. DESTRUCTION OF PROJECT.

             13.1 In the event any part of the Project shall be damaged or destroyed prior to the Closing Date, Seller shad notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand Dollars ($50,000.00), Purchaser shall have the right to terminate this Agreement by notifying Seller within thirty (30) days following the date Purchaser receives notice of such occurrence, whereupon the Deposit shad be returned immediately to Purchaser, and Seller and Purchaser shad not have any further obligation hereunder to the other. If Purchaser does not elect to terminate this Agreement, or shall fail to notify Seller within the said thirty (30) day period, on the Closing Date Seller shall assign to Purchaser all of Seller's right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to Seller.


         14. CONDEMNATION.

             14.1 If, prior to the Closing Date, either Seller or Purchaser receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Florida or Volusia County, Purchaser shall have the option to terminate this Agreement by notifying Seller within thirty (30) days following Purchaser's receipt of such notice, in which event the Deposit shall be returned immediately to Purchaser, and Seller and Purchaser shall not have any other or further liability or responsibility hereunder to the other. If Purchaser does not elect to terminate this Agreement or shall fail to notify Seller within the thirty (30) day period, Purchaser shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of the Purchaser.


         15. DEFAULT BY SELLER OR PURCHASER.

             15.1 In the event Seller shall fail to perform any material obligation hereunder, Purchaser may, at Purchaser's option: (i) terminate this Agreement by written notice delivered to Seller at or prior to the Closing Date and receive a full refund of the Deposit without thereby waiving any action for damages resulting from the Seller's breach; or (ii) obtain specific performance of the terms and conditions hereof.



             15.2 In the event Purchaser does not elect to terminate this Agreement as permitted herein and the conditions precedent to Purchaser's obligation to purchase the Project have been satisfied or waived by
    Purchaser, and thereafter   Purchaser fails to purchase the Project on the
    Closing Date in accordance with the terms of this Agreement, Seller shall be entitled to terminate this Agreement and have delivered to Seller, as liquidated damages, the Deposit, the same being Seller's sole remedy, and Purchaser shall have no further or other liability hereunder. Seller and Purchaser agree that in the event of a default by the Purchaser under this Agreement, the Seller's damages would be difficult or impossible to ascertain, and the amount of the Deposit represents a reasonable estimate of such damages. Neither Purchaser, nor any designee, transferee or assignee of Purchaser, nor any officers, directors, shareholders or partners, general or limited, of such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by the Seller on its behalf and on behalf of all persons claiming by, through or under the Seller.

         16. DEPOSIT.

             16.1 Within two (2) business days after the complete execution of this Agreement, the Purchaser shall deliver the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the "Deposit") to Cobb, Cole & Bell, P.A. (the "Escrow Agent"), to be held and disbursed pursuant to the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit "L", which shall be executed and delivered by the Seller, Purchaser and Escrow Agent. All interest earned on the Deposit shall belong to the Purchaser, subject to the limitation in paragraph 16.2.



             16.2 After expiration of the Investigation Period, the Deposit shall become non-refundable except for Seller's failure to correct any Title Defect timely raised or upon termination by Purchaser pursuant to paragraph
    6.4 above. If the Closing of this transaction does not occur by September 15, 1997, for any reason other than a material breach by Seller or except as otherwise specifically set forth herein, Seller shall be entitled to the Deposit and any interest earned thereon.

         17. ESCROW AGENT.

             17.1 Cobb, Cole & Bell, P.A., shall serve as the escrow agent for this Agreement (the "Escrow Agent").

             17.2 The following provisions shall govern the duties and responsibilities and define the liabilities of the Escrow Agent hereunder:

                (a) Escrow Agent shall hold the Deposit pursuant to the provisions of this Agreement and shall disburse funds only in accordance with the Agreement or upon written direction of Seller and Purchaser. Upon request of either party, Escrow Agent shall confirm that the Deposit have been received and being held by Escrow Agent.



                (b) If there is any dispute as to whether the Escrow Agent is obligated to disburse the Deposit, or as to whom that sum is to be delivered, the Escrow Agent will not be obligated to make any delivery of said sum, but in such event may hold said sum until receipt by the Escrow Agent of an authorization in writing signed by all of the persons having an interest in such dispute, directing the disposition of said sum, or in the absence of such authorization, the Escrow Agent may hold the sum until the
    final determination of the rights   of the parties in an appropriate
    proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit said sum in court, pending such determination. Upon notifying all parties concerned of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow.

                (c) In any suit between Purchaser and Seller wherein Escrow Agent is made a party because of acting as Escrow Agent hereunder (except where Escrow Agent shall have willfully or negligently violated its obligations hereunder) or in any suit wherein Agent interpleads the subject matter of the escrow, Escrow Agent shall recover reasonable attorney's fees and costs incurred by it as Escrow Agent only and not in connection with representing any other party. Such fees and costs to be paid from and out of the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party and against the non-prevailing party.

             17.3 The Agent shall not be liable to any party or person for misdelivery to Purchaser or Seller of items subject to the escrow, unless such misdelivery is due to willful breach of the provisions of this Agreement or negligence of Escrow Agent.

             17.4 Seller desires for Cobb, Cole & Bell, P.A., to represent it in any dispute under this Agreement or in any dispute over the Deposit, and Purchaser consents and agrees that Cobb, Cole & Bell's duties as Escrow Agent shall not prevent Cobb, Cole & Bell, P.A. from representing Seller as counsel in any dispute arising out of or relating to this Agreement.


         18. LIABILITY AND INDEMNIFICATION.

             18.1 Purchaser does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Project.

             18.2 From and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser, and Purchaser's successors and assigns, for a period of two (2) years from and after the Closing Date from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, caused by the occurrence of any event or the existence of any condition at the Project prior to the Closing Date or in connection with the Seller's use, possession, operation, repair and maintenance of the Project prior to the Closing Date; (ii) any breach by Seller of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Seller in connection with the consummation of the transactions contemplated herein; or (iii) clean up costs and future response costs incurred by Purchaser under the Environmental Laws arising with respect to or in connection with a condition which existed or any event which occurred prior to the Closing Date.

         19.   CLOSING.

             19.1 Subject to the provisions of Section 5.1, the closing ("Closing") of the transaction contemplated herein shall take place within fifteen (15) days after the expiration of the Investigation Period but in any event on or before September 15, 1997 (the "Closing Date"). The Closing Date shall be designated by Purchaser on not less than five (5) days prior written notice to Seller. The Closing shall be held at the office of the Title Company, or on or at such other time or place as Purchaser and Seller shall agree upon. Purchaser acknowledges that Seller intends for the conveyance of the Property pursuant to this Agreement to be part of a tax deferred exchange as defined in Section 1031 of the Internal Revenue Code. Purchaser agrees to cooperate with and provide all documents reasonably necessary for Seller to achieve a tax deferred exchange in conformity with
    Section 1031 and applicable Internal Revenue Code regulations, at Seller's sole cost and expense provided, in each case, the same do not increase Purchaser's duties or liabilities hereunder, or decrease Purchaser's rights hereunder.

         19.2  At Closing:

                 (a) Seller shall execute and deliver a Warranty Deed in recordable form conveying to Purchaser marketable and insurable title to the Land and Improvements, subject only to the Permitted Exceptions.

                (b) Seller shall execute and deliver a Warranty Bill of Sale conveying the Personal Property to Purchaser, free and clear of any liens or encumbrances other than the Permitted Exceptions, and Seller shall execute and deliver to Purchaser, in proper form for transfer, the Certificates of Title pertaining to all vehicles and manufactured homes, if any, being conveyed to Purchaser hereunder.


                (c) Seller shall execute and deliver to Purchaser, in form and content satisfactory to Purchaser and pursuant to Sections 7.1, 7.2 and
    7.3 hereof, an Assignment, transferring to Purchaser all of Seller's right, title and interest in and to: (i) all Tenant Leasehold Interests and the Elmwood Lease, and (ii) the Project Contracts which Purchaser has elected to have assigned.


                (d) Seller shall cause the Commitment referred to in paragraph
    4.1 hereof to be recertified and updated to the Closing Date, and shall cause the policy of title insurance to be issued to Purchaser pursuant to such updated Commitment, at Seller's sole cost.

                (e) Purchaser shall deliver to Seller the Purchase Price adjusted as provided in this Agreement, by certified or cashier's check or wire transfer of immediately available funds to Seller's designated financial institution.

                (f) Seller shall deliver to Purchaser a certificate confirming the truth and accuracy of Seller's representations and warranties hereunder, and the Rent Roll, updated to the Closing Date, and Prospectus for the Project then in effect, shall be certified as true and correct in all respects.

                (g) Seller and Purchaser shall execute and cause to be delivered to tenants under the Prospectus and all other interested parties written notice of the sale of the Project to Purchaser together with such other information or instructions as Purchaser shall deem appropriate.

                (h) Seller shall deliver to Purchaser originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof;
    (ii) all Project Contracts assigned to Purchaser; (iii) all architectural plans and specifications and other documents in Seller's possession pertaining to the development of the Project; and (iv) copies of all collection, expense and business records and such other documentation reasonably necessary for Purchaser to continue the operation of the Project.


                (i) Seller shall deliver to Purchaser certified copies of resolutions of the shareholders and directors of the Seller, authorizing and approving the transaction contemplated by this Agreement, and authorizing and directing the execution and delivery of this Agreement and an documents and instruments to be executed and delivered by the Seller pursuant to the terms hereof, certified by the authorized secretary of Seller as being true and correct, together with an incumbency certificate from the secretary, certifying as to the officers of Seller who have executed documents in connection with the transactions contemplated herein.

                (j) Seller shall deliver to Purchaser an affidavit, in form acceptable to Purchaser, executed by the Seller, certifying to facts showing that the transaction is subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

                (k) Purchaser shall deliver to Seller certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Purchaser hereunder, have been authorized by Purchaser and that an persons or entities who have executed documents on behalf of Purchaser in connection with the transaction have due authority to act on behalf of the Purchaser.

                (l) Seller shall execute and deliver to Purchaser a discontinuation of any assumed name certificate whereby Seller has reserved the right to conduct business under the names "Holly Forest Estates" or "Elmwood Mobile Home Park" or any variation thereof and, if necessary, in order for Purchaser to use the name "Holly Forest Estates" and "Elmwood Mobile Home Park" Seller shall change its name.

                (m) The Seller and Purchaser shall each deliver to the other such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's duties or liability hereunder or decrease such party's rights hereunder.

         20. COSTS.

             20.1 Purchaser and Seller shall each be responsible for their own counsel and accountants' fees and travel expenses. Seller shall pay documentary stamp tax on the deed, intangible and transfer taxes due on the conveyance of the Project to Purchaser, the title insurance premium for the Purchaser's policy of title insurance, the cost of the Survey and the Phase 1 Environmental Audit, and one-half the cost of a Phase 2 environmental audit, if required. Purchaser shall pay recording fees of the deed, and one-half the cost of a Phase 2 environmental audit, if required. Escrow fees shall be borne equally by Seller and Purchaser, other than those attributable to Seller's tax free exchange, which shall be borne entirely by Seller.

         21. BROKERS.

             21.1 Purchaser and Seller represent and warrant to the other that they have not had any direct or indirect dealings with any real estate brokers, salesmen or agents in connection with the Project, or the transactions contemplated herein. In consideration of said warranty, Purchaser agrees with Seller that it will pay, and will defend anal hold Seller harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Purchaser, and Seller agrees with Purchaser that it will pay, and will defend and hold Purchaser harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Seller.

         22. ASSIGNMENT.

             22.1 Purchaser hereby reserves the right, upon notice to Seller, to assign, no later than September 5, 1997, all of its right, title and interest in and to this Agreement, and upon such assignment, all terms and conditions hereof shall apply equally to such assignee as if the assignee was the original party hereto.

             22.2 Seller may, and Purchaser agrees to, assign this Agreement to the Escrow Agent as a qualified intermediary to effect a Section 1031, tax deferred exchange. Purchaser shall not incur any additional liability nor any transfer taxes in association with such tax deferred exchange.

         23. CONTROLLING LAW.

             23.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Florida.

         24. ENTIRE AGREEMENT.

             24.1 This Agreement, the Escrow Agreement, and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions herein contemplated, and supersedes all prior agreements, written or oral, between the parties relating to the subject matter hereof. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

         25. NOTICES.

             25.1 Any notice from Seller to Purchaser or from Purchaser to Seller shall be deemed duly served (i) when personally served, (ii) three
    (3) business days   after deposited in the U.S. certified mail, return
    receipt requested, (iii) upon receipt if sent by telephone facsimile with fax acceptance sheet verifying receipt, or (iv) one (1) business day after sent via "overnight" courier service, addressed to,,such party as follows:


              If to Seller:     The Barchester Corporation
                                1000 Walker Street
                                Holly Hill, Florida 32117
                                Attn: Joseph Seravalli, President
                                Fax No. (904) 258-7188

              With a copy to:   Cobb Cole & Bell
                                150 Magnolia Avenue
                                Daytona Beach, Florida 32115-2491
                                Attn: Jay D. Bond, Jr., Esq.
                                Fax No. (904) 263-1748

              If to Purchaser:  Sun Communities, Inc.
                                31700 Middlebelt, Suite 145
                                Farmington Hills, Michigan 48334
                                Attn: Mr. Gary A. Shiffman
                                Fax No. (810) 932-3072

              With a copy to:   Mark P. Krysinski, Esq.
                                Jaffe, Raitt, Heuer & Weiss
                                Professional Corporation
                                One Woodward Avenue, Suite 2400
                                Detroit, Michigan 48226
                                Fax No. (313) 961-8358


     Either party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other party hereto as hereinbefore provided.

         26. BINDING.

             26.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

         27. PARAGRAPH HEADINGS.

             27.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         28. SURVIVAL AND BENEFIT.

             28.1 Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Closing Date and the consummation of the transactions provided for herein.

             28.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other party hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

             28.3 This Agreement shall not be construed more strictly against a party, merely by virtue of the fact that it may have been prepared by counsel for such party, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

         29. COUNTERPARTS.

             29.1 This Agreement may be executed in two or more counterparts,each of which shall be deemed an original, and all of which together shall be deemed a single agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown beneath their respective signatures.

                                       SELLER:

                                       THE BARCHESTER CORPORATION
IN THE PRESENCE OF:

                                       By:___________________________
__________________________                Joseph Seravalli, President

                                       Its:_________________________
__________________________

                                       Date:________________________


                                       PURCHASER:

                                       SUN COMMUNITIES OPERATING
                                       LIMITED PARTNERSHIP, a Michigan
                                       limited partnership


                                       By: Sun Communities, Inc., its General
                                            Partner

                                       By:___________________________
__________________________                Jonathan Colman
                                          Senior Vice President, Acquisition

__________________________
                                       Date:



                                       ESCROW AGENT:


                                       Cobb, Cole & Bell, P.A.


                                       By:___________________________
                                          Jay D. Bond, Jr.
                                          for the firm


                                       Date:_________________________

                                LIST OF EXHIBITS


EXHIBIT                       DESCRIPTION
  A-1    Legal Description of Land (Holly Forest)
  A-2    Legal Description of Land (Elmwood)
   B     Schedule of Personal Property
   C     Allocation of Purchase Price
   D     Survey Certification
   E     Information Provided to Purchaser
   F     Rent Roll
   G     Project Contracts (Section 9.1(e))
   H     Summary of Insurance (Section 9.1(g))
   I     Employee Description (Section 9.1(1))
  J-1    List of Facilities (Section 9.1(m)) (Holly Forest)
  J-2    List of Facilities (Section 9.1(m)) (Elmwood)
   K     Licenses, Authorizations and Permits (Section 9.1(n))